Exhibit 99.2

FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS SECOND QUARTER 2011 RESULTS

10% Sales Increase

EPS Up 16%

CRANBURY, New Jersey – (August 1, 2011) – Innophos Holdings, Inc. (NASDAQ: “IPHS”), the leading North American producer of specialty phosphate products for food, beverage, pharmaceutical, oral care and industrial end markets, today announced its financial results for the second quarter 2011.

Second Quarter Results

•	Net sales for the second quarter 2011 were $202 million, a 10% increase over second quarter 2010.

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Specialty Phosphates second quarter 2011 sales of $171 million increased 5% compared to second quarter 2010 with prices up 6%, but volumes down 1% due to temporary production issues in Mexico coming out of a previously disclosed planned maintenance turnaround conducted last quarter. These issues have been resolved and the production shortfall is expected to be fully recovered in the third quarter.

•	GTSP & Other sales at $31 million for the 2011 second quarter were $9 million above the year ago level primarily on favorable pricing.

•

Net income for the second quarter 2011 was $21 million which included a charge of $0.25 million after-tax ($0.01 per share) to update the provision for expected future claims regarding Mexican water duties. Net income for the second quarter 2010 was $18 million.

•	Diluted EPS for the second quarter 2011 was $0.92 compared to $0.79 for the second quarter 2010. Excluding the water duties charge mentioned above, second quarter 2011 EPS would have been $0.93.

Randy Gress, CEO of Innophos, commented on the results, “We are pleased with our second quarter results, which, with the exception of the impact of temporary production issues in Mexico, were delivered much as expected. Our US & Canada business continued to perform well, delivering volume growth driven by demand for our key differentiated products. In Mexico, our Specialty Phosphates business continued to achieve double digit Specialty Ingredients growth with the temporary production issues primarily affecting shipments of other products. This business has made a strong start to the third quarter and remains on track to deliver significantly improved profitability in 2011.”

Mr. Gress continued, “While operating margins were lower than the elevated first quarter level, this was as expected as higher market raw material costs worked their way through cost of goods sold. As we look forward, we are seeing a higher raw material cost environment than originally anticipated and as a result have recently announced additional selling price increases. Achieving higher prices in an uncertain economic environment may be more challenging, but we believe that our customer value proposition and experience will support our efforts and we will remain focused on continuing to effectively manage this situation as the year progresses.”

Mr. Gress concluded, “Overall, we are pleased with our positioning and the success we have had in shifting our business towards higher value Specialty Phosphates and improving our operations overall. This quarter, we continued to make strong progress in commercializing new products for reduced sodium applications in the meat and seafood markets, as well as in new low sodium baking powders launched by major retailers. I am also pleased to report that Innophos received supplier innovation awards from two of the world’s leading food companies during the quarter, further demonstrating our position as a key innovative supplier to these important customers. With the separate announcement today of the establishment of our new subsidiary in China, I remain very excited by the opportunities we see in both existing and new markets, and confident that we can continue to deliver against our strategic goals.”

Segment Results second quarter 2011 versus 2010

Specialty Phosphates

Specialty Phosphates sales revenue was up 5% year over year with prices up 6%. Volumes were down 1% due to the previously mentioned production shortfall in Mexico resulting in volumes in that segment down 14% year over year and 23% sequentially. US/Canada volume was up 3% year over year as growth in Specialty Ingredients and Food & Technical Grade PPA exceeded STPP declines, but was flat sequentially due to the effects of mid-west flooding that limited technical grade PPA sales to the agricultural markets.

Operating income at $28 million was $3 million below second quarter 2010 levels with the decline arising in Mexico Specialty Phosphates, for the reasons stated. On a sequential basis operating income declined by $6 million and operating income margins were lower at 16%, arising both from the temporary issues affecting Mexico and the expected increase in raw material costs which offset the first quarter 2011 benefit of achieving selling price increases ahead of the second quarter impact of higher raw material costs.

US/Canada

US/Canada Specialty Phosphates sales increased 7% for second quarter 2011 compared to second quarter 2010 on 4% price increases and 3% volume growth.

Operating income at $27 million was flat with second quarter 2010 levels. On a sequential basis versus the first quarter 2011, operating income was $3 million lower and operating income margin decreased 3% to 20% as higher raw material costs offset the benefit of first quarter selling price increases.

Mexico

The Specialty Phosphates business in Mexico showed a 2% revenue decrease from second quarter 2010. Prices were up 12%, but volumes decreased 14% year over year arising from temporary production issues following the first quarter maintenance turnaround. This resulted in a 23% sequential volume decline that primarily affected the Food & Technical Grade PPA and the STPP & Detergent Grade PPA product lines with the Specialty Ingredients product line continuing to show strong year over year growth.

Operating income at $1 million was $3 million below both the second quarter 2010 and first quarter 2011 levels. Operating income margin decreased 6% sequentially to 3% for second quarter 2011 compared to 10% for the same period in 2010.

GTSP & Other

GTSP & Other sales (primarily fertilizer co-product) increased 43% for second quarter 2011 compared to the same period in 2010. GTSP pricing improved further on a sequential basis and the segment was up 40% year over year. Volume in 2011 was up 4% versus the year ago quarter and up significantly versus the seasonally weaker first quarter 2011.

GTSP & Other recorded operating income of $5 million in second quarter 2011 compared to $2 million in second quarter 2010.

Recent Trends and Outlook

The US and Canada Specialty Phosphates business continues to record domestic and export volume growth despite some softening in market growth rates, particularly in domestic markets. A recovery in volumes is expected in the Mexico Specialty Phosphates business with the Coatzacoalcos plant back to normal operating rates and the second quarter production shortfall expected to be fully recovered in the third quarter.

Price increases were achieved in the 2011 second quarter, with overall pricing for Specialty Phosphates up 6% year over year and 3% sequentially. The second quarter sequential increase in raw material costs was approximately $9 million, near the upper end of earlier expectations, leading to a year over year increase of approximately $14 million. Anticipating further raw material inflation in the second half, the business implemented further price increases during the second quarter. However, by the end of the 2011 second quarter, it became clear that phosphate fertilizer prices, and consequently Innophos’ raw material costs, would increase significantly ahead of previously anticipated levels. Management now expects a further $10-15 million sequential increase in quarterly raw material costs which will primarily affect the third quarter. Further selling price increases will therefore be necessary to offset the expected cost increases and additional price increases have already been announced to customers.

Overall, the targeted additional price increases should contribute an additional 2% above the previously indicated 11-12% Specialty Phosphates revenue growth in 2011. Volume growth is still expected to be in the 5-6% range.

With the anticipated increase in selling prices and raw material costs, an operating income margin of approximately 15% is now expected for Specialty Phosphates for the second half of 2011. This will deliver average margins for the year around one percentage point lower than the previous target of maintaining average margins in line with last year’s 17%.

Operating income margin expectations for GTSP & Other remain unchanged at an anticipated 15% for full year 2011.

Capital Expenditures

Capital expenditure expectations are at $35 to $40 million of spending for 2011. Investment continues to be focused on debottlenecking US / Canada and Mexico Specialty Salts facilities, expanding geographically including today’s announced investment in China, and enhancing Mexico’s capability to process multiple grades of rock, consistent with the Company’s supply chain diversification strategy. The expansion projects previously announced remain on track to deliver additional capacity in support of expected growth particularly for calcium and potassium phosphate product ranges. In addition, limited investment continues in order to evaluate Innophos’ Mexican phosphate rock concessions. The Company is also in the final stages of investing in its ERP project, with management anticipating a start-up during the third quarter 2011.

About Innophos Holdings, Inc.

Innophos is the leading North American producer of Specialty Phosphates products, offering performance-critical ingredients with applications in food, beverage, pharmaceutical, oral care and industrial end markets. With over a century of experience, Innophos produces complex phosphates to the highest standards of quality and consistency demanded by customers worldwide, develops new and innovative phosphate-based products to address specific customer applications and supports these high-value products with industry-leading technical service. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please see www.innophos.com. ‘IPHS-E’

SOURCE Innophos Holdings, Inc.

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Financial Tables Follow

Contact Information:

Innophos Holdings, Inc.	Financial Dynamics

Investor Relations: (609) 366-1299	Alexandra Tramont/Matt Steinberg
investor.relations@innophos.com	212-850-5600

Conference Call Details

The conference call is scheduled for Tuesday, August 2, 2011 at 10:00 am ET and can be accessed by dialing 888-713-4211 (U.S.) or 617-213-4864 (international) and entering passcode 25147592. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. A replay will be available between 1:00 pm ET on August 2 and 1:00 pm ET on August 16, 2011. The replay is accessible by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) and entering passcode 99530640.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos’ dependence upon second-party suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement – Second Quarter

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Operations (Unaudited)

(Dollars In thousands, except per share amounts or share amounts)

	Three months ended June 30, 2011	Three months ended June 30, 2010
Net sales	$201,627	$184,032
Cost of goods sold	152,463	136,971

Gross profit	49,164	47,061

Operating expenses:
Selling, general and administrative	15,795	13,771
Research & development expenses	752	614

Total operating expenses	16,547	14,385

Operating income	32,617	32,676

Interest expense, net	1,282	5,278
Foreign exchange (gain) loss	(152)	711

Income before income taxes	31,487	26,687
Provision for income taxes	10,741	9,064

Net income	$20,746	$17,623

Diluted Earnings Per Share	$0.92	$0.79

Diluted weighted average common shares outstanding:	22,645,132	22,321,234

Dividends paid per share of common stock	$0.25	$0.17

Dividends declared per share of common stock	$0.25	$0.17

Segment Reporting – Second Quarter

The Company reports its operations in three segments: Specialty Phosphates - US/Canada, Specialty Phosphates - Mexico and GTSP & Other. The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis. The following table sets forth the historical results of these indicators by segment:

	Three months ended June 30, 2011	Three months ended June 30, 2010	Net Sales % Change
Segment Net Sales
Specialty Phosphates US & Canada	$132,068	$123,086	7.3%
Specialty Phosphates Mexico	38,531	39,298	-2.0%

Total Specialty Phosphates	170,599	162,384	5.1%

GTSP & Other	31,028	21,648	43.3%

Total	$201,627	$184,032	9.6%

Segment Operating Income
Specialty Phosphates US & Canada	$26,460	$26,757
Specialty Phosphates Mexico	1,262	4,011

Total Specialty Phosphates	27,722	30,768

GTSP & Other (a)	4,895	1,908

Total	$32,617	$32,676

Segment Operating Income % of net sales
Specialty Phosphates US & Canada	20.0%	21.7%
Specialty Phosphates Mexico	3.3%	10.2%

Total Specialty Phosphates	16.2%	18.9%

GTSP & Other (a)	15.8%	8.8%

Total	16.2%	17.8%

Depreciation and amortization expense
Specialty Phosphates US & Canada	$5,199	$7,060
Specialty Phosphates Mexico	3,981	3,957

Total Specialty Phosphates	9,180	11,017

GTSP & Other	1,543	1,243

Total	$10,723	$12,260

(a)	The three months ended June 30, 2011 includes a $0.1 million benefit to earnings related to the expected future claims regarding Mexican water duties.

Price / Volume – Second Quarter

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following tables illustrate for the three months ended June 30, 2011 the percentage changes in net sales by reportable segments and by Specialty Phosphates product lines compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

Reportable Segments	Price	Volume/Mix	Total
Specialty Phosphates US & Canada	4.5%	2.8%	7.3%
Specialty Phosphates Mexico	11.9%	-13.9%	-2.0%

Total Specialty Phosphates	6.3%	-1.2%	5.1%

GTSP & Other	39.5%	3.8%	43.3%

Total	10.2%	-0.6%	9.6%

Specialty Phosphates Product Lines	Price	Volume/Mix	Total
Specialty Ingredients	5.5%	3.3%	8.8%
Food & Technical Grade PPA	4.8%	0.5%	5.3%
STPP & Detergent Grade PPA	12.1%	-25.7%	-13.6%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Six months ended June 30, 2011	Six months ended June 30, 2010
Cash flows from operating activities
Net income	$46,715	$27,973
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	20,917	24,914
Amortization of deferred financing charges	312	1,414
Deferred income tax provision	4,136	899
Deferred profit sharing	(566)	(414)
Share-based compensation	4,028	1,916
Changes in assets and liabilities:
Decrease in restricted cash	—	1,749
Increase in accounts receivable	(7,674)	(22,462)
Increase in inventories	(24,702)	(1,558)
Decrease (increase) in other current assets	8,159	(6,008)
Increase in accounts payable	6,015	1,749
Decrease in other current liabilities	(8,410)	(17,849)
Changes in other long-term assets and liabilities	(3,105)	250

Net cash provided from (used for) operating activities	45,825	12,573

Cash flows from investing activities:
Capital expenditures	(16,698)	(15,308)

Net cash used for investing activities	(16,698)	(15,308)
Cash flows from financing activities:
Proceeds from exercise of stock options	484	173
Long-term debt repayments	(7,000)	(56,000)
Excess tax benefits from exercise of stock options	2,487	533
Common stock repurchases	(17)	—
Dividends paid	(9,075)	(7,273)

Net cash used for financing activities	(13,121)	(62,567)

Net change in cash	16,006	(65,302)
Cash and cash equivalents at beginning of period	63,706	132,451

Cash and cash equivalents at end of period	$79,712	$67,149

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars In thousands)

	June 30, 2011	Dec. 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$79,712	$63,706
Accounts receivable - trade	82,365	74,691
Inventories	147,884	123,182
Other current assets	67,739	75,898

Total current assets	377,700	337,477
Property, plant and equipment, net	188,611	191,625
Goodwill	51,706	51,706
Intangibles and other assets, net	44,267	46,082

Total assets	$662,284	$626,890

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,000	$4,000
Accounts payable, trade and other	44,110	38,095
Other current liabilities	77,623	84,239

Total current liabilities	125,733	126,334
Long-term debt	138,000	145,000
Other long-term liabilities	28,501	24,840

Total liabilities	292,234	296,174

Total stockholders’ equity	370,050	330,716

Total liabilities and stockholders’ equity	$662,284	$626,890